Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-259205
Pricing Supplement SPBELN634-TPX to the Prospectus dated September 14, 2021, the Series I Prospectus Supplement dated September 14, 2021, and the Product Prospectus Supplement PB-1 dated September 14, 2021
Royal Bank of Canada $2,302,000 TOPIX® Index-Linked Notes, due May 28, 2025
The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (May 28, 2025, subject to adjustment) is based on the performance of the TOPIX® (which we refer to as the “underlier”) as measured from the trade date (May 23, 2023) to and including the determination date (May 23, 2025, subject to adjustment). If the final underlier level on the determination date is greater than the threshold level of 125% of the initial underlier level (2,161.49, which was the closing level of the underlier on the trade date), you will receive the fixed threshold settlement amount ($1,342.00 for each $1,000 principal amount of your notes). In this case, your return on the notes will be positive, but may be greater than or less than the underlier return (the percentage increase or decrease in the final underlier level from the initial underlier level). If the final underlier level is greater than the initial underlier level but less than or equal to the threshold level, the return on your notes will be positive and will equal the underlier return. If the final underlier level is less than or equal to the initial underlier level, you will receive only the principal amount of your notes.
On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
•
If the final underlier level is greater than the threshold level, the threshold settlement amount (the return on your notes will be 34.20%, which may be greater than or less than the underlier return);

•
If the final underlier level is greater than the initial underlier level but less than or equal to the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return (the return on your notes will be positive and will equal the underlier return, but will not be more than 25%); or

•	If the final underlier level is equal to or less than the initial underlier level, $1,000 (the return on your notes will be 0%).
Our initial estimated value of the notes as of the trade date was $969.00 per $1,000 in principal amount, which is less than the original issue price. The actual value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
Your investment in the notes involves certain risks, including, among other things, our credit risk. See the section “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement.
The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided in this pricing supplement so that you may better understand the terms and risks of your investment.
Original issue date:	May 31, 2023	Original issue price:	100.00% of the principal amount
Underwriting discount:	1.50% of the principal amount	Net proceeds to the issuer:	98.50% of the principal amount

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-24 of this pricing supplement.
The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the notes or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes will not constitute deposits that are insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

RBC Capital Markets, LLC
Pricing Supplement dated May 23, 2023.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes.” Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada and all references to “$” or “dollar” are to United States dollars. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 14, 2021, as supplemented by the accompanying prospectus supplement, dated September 14, 2021, of Royal Bank of Canada relating to the Senior Medium-Term Notes, Series I program of Royal Bank of Canada and references to the “accompanying product prospectus supplement PB-1” mean the accompanying product prospectus supplement PB-1, dated September 14, 2021, of Royal Bank of Canada.
This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Notes” beginning on page PS-4 of the accompanying product prospectus supplement PB-1. Please note that certain features described in the accompanying product prospectus supplement PB-1 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product prospectus supplement PB-1.

Key Terms
Issuer: Royal Bank of Canada
Underlier: the TOPIX® (Bloomberg symbol, “TPX Index”), as maintained by the Tokyo Stock Exchange, Inc. (“TSE,” or the “underlier sponsor”)
Specified currency: U.S. dollars (“$”)
Denominations: $1,000 and integral multiples of $1,000 in excess of $1,000. The notes may only be transferred in amounts of $1,000 and increments of $1,000 thereafter
Principal amount: each note will have a principal amount of $1,000; $2,302,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at a price equal to the principal amount. Also, the threshold settlement amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “—If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount” on page PS-12 of this pricing supplement
Cash settlement amount (on the stated maturity date): for each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
•	if the final underlier level is greater than the threshold level, the threshold settlement amount;
•
if the final underlier level is equal to or less than the threshold level but greater than the initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return; or

•	if the final underlier is equal to or less than the initial underlier level, $1,000.
Initial underlier level: 2,161,49, which was the closing level of the underlier on the trade date
Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1 and subject to adjustment as provided under “General Terms of the Notes — Unavailability of the Level of the Underlier” on page PS-6 of the accompanying product prospectus supplement PB-1.
Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Threshold settlement amount: $1,342.00 for each $1,000 principal amount of the notes
Threshold level: 125.00% of the initial underlier level (equal to an underlier return of +25.00%)
Trade date: May 23, 2023
Original issue date (settlement date): May 31, 2023
Determination date: May 23, 2025, subject to adjustment as described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1
Stated maturity date: May 28, 2025, subject to adjustment as described under "General Terms of the Notes — Stated Maturity Date” on page PS-5 of the accompanying product prospectus supplement PB-1
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption: the notes are not subject to redemption prior to maturity

Closing level: the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier
Business day: as described under “General Terms of the Notes — Special Calculation Provisions — Business Day” on page PS-11 of the accompanying product prospectus supplement PB-1
Trading day: as described under “General Terms of the Notes — Special Calculation Provisions — Trading Day — Indices” on page PS-11 of the accompanying product prospectus supplement PB-1
Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-14 of the accompanying product prospectus supplement PB-1
ERISA: as described under “Benefit Plan Investor Considerations” on page 58 of the accompanying prospectus
Calculation agent: RBC Capital Markets, LLC (“RBCCM”)
Dealer: RBCCM
U.S. tax treatment: we intend to take the position that the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the notes
Canadian tax treatment: for a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus
CUSIP no.: 78016NDA2
ISIN no.: US78016NDA28
FDIC: the notes will not constitute deposits that are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other Canadian or U.S. governmental agency
Indenture: the notes will be issued under our senior debt indenture, as amended and supplemented through September 7, 2018, which is described in the accompanying prospectus. Please see the section “Description of Debt Securities” beginning on page 4 of the prospectus for a description of the senior debt indenture, including the limited circumstances that would constitute an event of default under the notes that we are offering

HYPOTHETICAL EXAMPLES
The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity, assuming all other variables remain constant.
The examples below are based on a range of final underlier levels that are entirely hypothetical. No one can predict what the underlier level will be on any day during the term of your notes, and no one can predict what the final underlier level will be. The underlier has been highly volatile in the past—meaning that the underlier level has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date with a $1,000 principal amount and are held to maturity. If you sell your notes in any secondary market prior to maturity, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the underlier. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by RBCCM and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the principal amount. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Risks Relating to the Initial Estimated Value of the Notes — The Price, if Any, at Which You May Be Able to Sell Your Notes Prior to Maturity May Be Less than the Original Issue Price and Our Initial Estimated Value” below. The information in the table also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Threshold settlement amount	$1,342.00
Threshold level	125.00% of the initial underlier level

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change affecting the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at a price equal to the principal amount and held to the stated maturity date

The actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier—Historical Performance of the Underlier” below. Before investing in the notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the stocks included in the underlier (the “underlier stocks”).
The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 principal amount of the notes at maturity would equal the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as a Percentage of the Initial Underlier Level)	Hypothetical Cash Settlement Amount (as a Percentage of the Principal Amount)
160.000%	134.200%
150.000%	134.200%
140.000%	134.200%
134.200%	134.200%
130.000%	134.200%
126.000%	134.200%
125.000%	125.000%
120.000%	120.000%
110.000%	110.000%
105.000%	105.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%
If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would receive no return on your investment. In addition, if the final underlier level were determined to be 160.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the threshold settlement amount, or 134.200% of the principal amount of your notes, as shown in the table above. As a result, you would not benefit from a final underlier level that is above 125.001% of the initial underlier level.
If, however, the final underlier level were determined to be 110.000% of the initial underlier level, the underlier return would be 10.000% and the cash settlement amount that we would deliver on your notes at maturity would be 110.00% of the principal amount of your notes, as shown in the table above. This is because you will receive a positive return based on the underlier return if the final underlier level is equal to or less than the threshold level but greater than the initial underlier level.

The following chart also illustrates the hypothetical cash settlement amounts (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100.000% of the principal amount of your notes. The chart also shows that any hypothetical final underlier level of greater than 100.000% but at or below 125.000% (the section between the 100.000% and 125.000% markers on the horizontal axis) would result in a hypothetical payment amount that is greater than 100.000%, but equal to or less than 125.000%, of the principal amount of the notes. The chart also shows that any hypothetical final underlier level greater than 125.000% (the section right of the 125.000% marker on the horizontal axis) would result in the cash settlement amount of 134.200% of the principal amount of your notes.

■ The Note Performance	■ The Underlier Performance

No one can predict the final underlier level. The actual amount that a holder of the notes will receive at maturity and the actual return on your investment in the notes will depend on the actual final underlier level, which will be determined by the calculation agent as described below. In addition, the actual return on your notes will further depend on the original issue price. Moreover, the assumptions on which the hypothetical table and chart are based may turn out to be inaccurate. Consequently, the return on your investment in the notes and the actual cash settlement amount to be paid in respect of the notes at maturity may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 1 of the accompanying prospectus. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 14, 2021, as supplemented by the accompanying prospectus supplement, dated September 14, 2021, and the accompanying product prospectus supplement PB-1, dated September 14, 2021, of Royal Bank of Canada. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks included in the underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to the Terms of the Notes
Your Notes Will Not Bear Interest
You will not receive any interest payments on the notes. Even if the amount payable on the notes at maturity exceeds the principal amount of the notes, the overall return you earn on the notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
You May Not Earn a Positive Return on Your Investment
The payment you will receive at maturity will depend on whether the level of the underlier increases from the initial underlier level to the final underlier level. If the level of the underlier decreases from the initial underlier level to the final underlier level (or if the level of the underlier is unchanged), you will not receive any positive return on the notes and you will only receive the principal amount.
The Return on the Notes Is Limited by the Return Represented by the Threshold Settlement Amount
If the final underlier level is greater than the initial underlier level but less than or equal to the threshold level, the return on your notes at maturity will be positive and will equal the underlier return. However, you will receive a return based on the underlier return only if the final underlier level is greater than the initial underlier level but less than or equal to the threshold level. If the final underlier level is greater than the threshold level, for each $1,000 principal amount of your notes, you will receive the threshold settlement amount (representing a return of 34.20%, which may be less than the underlier return). Therefore, the return on your notes at maturity will not exceed 34.20%.
The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date
The amount payable on your notes will be based on the final underlier level. Therefore, for example, if the closing level of the underlier decreased precipitously on the determination date, the amount payable at maturity may be significantly less than it would otherwise have been had the amount payable been linked to the closing level of the underlier prior to that decrease. Although the actual level of the underlier at maturity or at other times during the term of the notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than the determination date.
Payment of the Amount Payable on Your Notes Is Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of Your Notes
The notes are our unsecured debt obligations. Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.
Risks Relating to the Initial Estimated Value of the Notes
Our Initial Estimated Value of the Notes Is Less than the Original Issue Price
Our initial estimated value of the notes that is set forth on the cover page of this pricing supplement is less than the original issue price of the notes, and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time. This is due to, among other things, the fact that the original issue price of the notes reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original issue price of the underwriting discount and costs relating to our hedging of the notes.
The Price, if Any, at Which You May Be Able to Sell Your Notes Prior to Maturity May Be Less than the Original Issue Price and Our Initial Estimated Value
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than the original issue price and our initial estimated value. This is because any such sale price would not be expected to include the underwriting discount or our estimated profit and the costs relating to our hedging of the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the notes determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the notes and determine the initial estimated value. As a result, the secondary market price of the notes will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the notes, and, potentially, changes in the level of the underlier, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
As set forth below in the section “Supplemental Plan of Distribution (Conflicts of Interest),” for a limited period of time after the trade date, your broker may repurchase the notes at a price that is greater than the estimated value of the notes at that time. However, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline gradually during that period.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set
Our initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the underlier stocks, interest rates and volatility, and the expected term of the notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the notes or similar securities at a price that is significantly different than we do.
The value of the notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from our initial estimated value of your notes.
Risks Relating to the Secondary Market for the Notes
The Notes May Not Have an Active Trading Market
The notes will not be listed on any securities exchange. The dealer intends to offer to purchase the notes in the secondary market, but is not required to do so. The dealer or any of its affiliates may stop any market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to easily trade or sell the notes. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which the dealer is willing to buy the notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer substantial losses.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
The following factors, among others, many of which are beyond our control, may influence the market value of your notes:
•	the level of the underlier;
•	the volatility—i.e., the frequency and magnitude of changes—of the level of the underlier;
•	the dividend rates of the underlier stocks;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlier stocks;
•	interest and yield rates in the market;
•	the time remaining until the notes mature;
•	the exchange rate between the U.S. dollar and the Japanese yen; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.
If the Level or Price of the Underlier or the Underlier Stocks Changes, the Market Value of the Notes May Not Change in the Same Manner
The notes may trade quite differently from the performance of the underlier or the underlier stocks. Changes in the level or price, as applicable, of the underlier or the underlier stocks may not result in a comparable change in the market value of the notes. Some of the reasons for this disparity are discussed under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Risks Relating to the Underlier
An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets
The underlier tracks the value of certain foreign securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The Japanese securities markets comprising the underlier may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect the Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in Japan are subject to political, economic, financial and social factors that apply in the Japanese markets. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in Japan. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Notes Are Linked to the Underlier, and Are Therefore Subject to Foreign Currency Exchange Rate Risk
Although the underlier stocks are traded principally in Japanese yen, the payments on the notes will not be adjusted due to any changes in currency exchange rates. Changes in the value of the Japanese yen could have an adverse impact on the value of the notes and the payment at maturity.
Foreign currency exchange rates vary over time, and may vary considerably during the life of the notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions.
Of particular importance are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments;
•	the extent of governmental surpluses or deficits in the United States and Japan; and
•	other financial, economic, military and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan and the United States and other countries important to international trade and finance.
It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.
The Underlier Recently Implemented Methodology Changes That Are Being Carried Out In Stages Through January 2025; Limited Historical Underlier Performance Information Is Available Incorporating the Changes That Have Been Carried Out To Date
Prior to April 4, 2022, the underlier was comprised of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange (the "TSE"). On April 4, 2022, the TSE was restructured into three new market segments: the Prime Market, the Standard Market and the Growth Market. On that date, in conjunction with the restructuring, the underlier changed its methodology and, among other things, began revisions to its constituents that will be carried out in stages from October 2022 to January 2025. As a result, limited historical performance information incorporating the methodology changes that have been carried out to date is available for you to consider in making an independent investigation of the performance of the underlier, which may make it difficult for you to make an informed decision with respect to an investment in the notes. In addition, as the recent methodology changes are being carried out in stages, no historical underlier performance information will be available with all currently contemplated changes until after implementation of the final stage in January 2025.
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stock issuers or any other rights with respect to the underlier stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlier stocks.

The Return on the Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks
The underlier sponsor calculates the levels of the underlier by reference to the prices of the underlier stocks without taking account of the value of dividends paid on those underlier stocks. Therefore, the return on the notes will not reflect the return you would realize if you actually owned the underlier stocks and received the dividends paid on those underlier stocks.
We Will Not Hold Any of the Underlier Stocks for Your Benefit, if We Hold Them at All
The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the underlier stocks that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of these securities. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
Past Underlier Performance Is No Guide to Future Performance
The actual performance of the underlier over the term of the notes may bear little relation to the historical levels of the underlier. Likewise, the amount payable at maturity may bear little relationship to the hypothetical return table or chart set forth elsewhere in this pricing supplement. We cannot predict the future performance of the underlier. Trading activities undertaken by market participants, including certain investors in the notes or their affiliates, including in short positions and derivative positions, may adversely affect the level of the underlier.
The Policies of the Underlier Sponsor and Changes that Affect the Underlier or the Underlier Stocks Could Affect the Amount Payable on the Notes, if Any, and Their Market Value
The policies of the underlier sponsor concerning the calculation of the levels of the underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting such underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the underlier, could affect the levels of the underlier and, therefore, the amount payable on the notes, if any, at maturity and the market value of the notes prior to maturity. The amount payable on the notes, if any, and their market value could also be affected if the underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the underlier, or if the underlier sponsor discontinues or suspends calculation or publication of the level of the underlier, in which case it may become difficult to determine the market value of the notes. If events such as these occur, the calculation agent will determine the amount payable, if any, at maturity as described herein.
The Calculation Agent Can Postpone the Determination of the Final Underlier Level if a Market Disruption Event Occurs or Is Continuing
The determination of the final underlier level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the determination date with respect to the underlier. If such a postponement occurs, the calculation agent will use the closing level of the underlier on the first subsequent trading day on which no market disruption event occurs or is continuing, subject to the limitations set forth in the accompanying product prospectus supplement PB-1. If a market disruption event occurs or is continuing on a determination date, the stated maturity date for the notes could also be postponed.
If the determination of the level of the underlier for any determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the underlier will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement PB-1.
There Is No Affiliation Between Any Underlier Stock Issuers or the Underlier Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Underlier Stock Issuers or the Underlier Sponsor
We are not affiliated with the issuers of the underlier stocks or with the underlier sponsor. As discussed herein, however, we, the dealer, and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the underlier stocks. Nevertheless, none of us, the dealer, or our respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the underlier or any of the underlier stocks. You, as an investor in the notes, should make your own investigation into the underlier and the underlier stocks. See the section below entitled “The Underlier” for additional information about the underlier.
Neither the underlier sponsor nor any issuers of the underlier stocks are involved in this offering of the notes in any way, and none of them have any obligation of any sort with respect to the notes. Thus, neither the underlier sponsor nor any of the issuers of the underlier stocks have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of the notes.

Risks Relating to Our Business and Hedging Activities, and Conflicts of Interest
Our Hedging Activities and/or Those of Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes
The dealer or one or more of our other affiliates and/or distributors expects to hedge its obligations under the hedging transaction that it may enter into with us by purchasing futures and/or other instruments linked to the underlier or the underlier stocks. The dealer or one or more of our other affiliates and/or distributors also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier or one or more of the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date.
We, the dealer, or one or more of our other affiliates and/or distributors may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the underlier or the underlier stocks. Any of these hedging activities may adversely affect the level of the underlier —directly or indirectly by affecting the price of the underlier stocks—and therefore the market value of the notes and the amount you will receive, if any, on the notes. In addition, you should expect that these transactions will cause us, the dealer or our other affiliates and/or distributors, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. We, the dealer and our other affiliates and/or distributors will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline. Additionally, if the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
Market Activities by Us and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes
We, the dealer and our other affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the dealer and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the underlier stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the underlier and/or the value of the notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlier and the market value of your notes, and you should expect that our interests and those of the dealer and/or our other affiliates, or our clients or counterparties, will at times be adverse to those of investors in the notes.
In addition to entering into these transactions itself, we, the dealer and our other affiliates may structure these transactions for our clients or counterparties, or otherwise advise or assist clients or counterparties in entering into these transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of us, the dealer or our other affiliates in connection with the notes, through their market-making activities, as a swap counterparty or otherwise; enabling us, the dealer or our other affiliates to comply with internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling us, the dealer or our other affiliates to take directional views as to relevant markets on behalf of itself or our clients or counterparties that are inconsistent with or contrary to the views and objectives of investors in the notes.
We, the dealer and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that we, the dealer and our other affiliates will offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
We, the Dealer and Our Other Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Underlier Stocks
We, the dealer and our other affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that we, the dealer and our other affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, the dealer or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors of the notes.
As the Calculation Agent, RBCCM Will Have the Authority to Make Determinations that Could Affect the Amount You Receive, if Any, at Maturity
As the calculation agent for the notes, RBCCM will have discretion in making various determinations that affect the notes, including determining the final underlier level, which will be used to determine the cash settlement amount at maturity, and determining whether to postpone the determination date because of a market disruption event or because that day is not a trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier, as described under “General Terms of the Notes—Unavailability of the Level of the Underlier” on page PS-6 of the accompanying product prospectus supplement PB-1. The exercise of this discretion by RBCCM, which is our wholly owned subsidiary, could adversely affect the value of the notes and may create a conflict of interest between you and RBCCM. For a description of market disruption events as well as the consequences of the market disruption events, see the section entitled “General Terms of the Notes—Market Disruption Events” beginning on page PS-7 of the accompanying product prospectus supplement PB-1. We may change the calculation agent at any time without notice, and RBCCM may resign as calculation agent at any time.
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underlier
In the ordinary course of business, we, the dealer, our other affiliates and any additional dealers, including in acting as a research provider, investment advisor, market maker, principal investor or distributor, may express research or investment views on expected movements in the underlier or the underlier stocks, and may do so in the future. These views or reports may be communicated to our clients, clients of our affiliates and clients of any additional dealers, and may be inconsistent with, or adverse to, the objectives of investors in the notes. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlier or the underlier stocks may at any time have significantly different views from those of these entities. For these reasons, you are encouraged to derive information concerning the underlier or the underlier stocks from multiple sources, and you should not rely solely on views expressed by us, the dealer, our other affiliates, or any additional dealers.
Risks Relating to Taxation and Investors that Are Insurance Companies or Employee Benefit Plans
You Will Be Required to Include Income on the Notes Over Their Term Based Upon a Comparable Yield, Even Though You Will Not Receive Any Payments Until Maturity
We intend to take the position that the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under such treatment, the notes are considered to be issued with original issue discount. You will be required to include income on the notes over their term based upon a comparable yield, even though you will not receive any payments until maturity. You are urged to review the section entitled "Supplemental Discussion of U.S. Federal Income Tax Consequences" and consult your own tax advisor.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Benefit Plan Investor Considerations” on page 58 in the accompanying prospectus.
Additional Risks Relating to the Notes
We May Sell an Additional Aggregate Amount of the Notes at a Different Original Issue Price
At our sole option, we may decide to sell an additional aggregate amount of the notes subsequent to the trade date. The price of the notes in the subsequent sale may differ substantially (higher or lower) from the principal amount.
 If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount
The cash settlement amount will not be adjusted based on the original issue price. If the original issue price for your notes differs from the principal amount, the return on your notes held to maturity will differ from, and may be substantially less than, the return on notes for which the original issue price is equal to the principal amount. If the original issue price for your notes represents a premium to the principal amount and you hold them to maturity, the return on your notes will be lower than the return on notes for which the original issue price is equal to the principal amount or represents a discount to the principal amount.
In addition, the impact of the threshold level and the threshold settlement amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the threshold settlement amount will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.
Non-U.S. Investors May Be Subject to Certain Additional Risks
The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This pricing supplement contains a general description of certain U.S. tax considerations relating to the notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

For a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as that term is defined in “Tax Consequences — Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

THE UNDERLIER
General
The underlier is the TOPIX® (Bloomberg ticker “TPX Index”). All information contained in this pricing supplement regarding the underlier including, without limitation, its make-up, method of calculation and changes in its components and its historical closing values, is derived from publicly available information prepared by the underlier sponsor. Such information reflects the policies of, and is subject to change by, the underlier sponsor. The underlier sponsor owns the copyright and all rights to the underlier. The underlier sponsor is under no obligation to continue to publish, and may discontinue publication of, the underlier. The consequences of the underlier sponsor discontinuing or modifying the underlier are described in the section entitled “General Terms of the Notes—Unavailability of the Level of the Underlier” on page PS-6 of the accompanying product prospectus supplement PB-1.
The underlier is calculated and maintained by the underlier sponsor. Neither we nor RBCCM has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier or underlier sponsor in connection with the offering of the notes. In connection with the offering of the notes, neither we nor RBCCM makes any representation that such publicly available information regarding the underlier or underlier sponsor is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the offering of the notes (including events that would affect the accuracy or completeness of the publicly available information described in this pricing supplement) that would affect the level of the underlier or have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity and therefore the market value of the notes.
We, the dealer or our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the underlier stocks of the underlier without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services. In the course of business, we, the dealer or our respective affiliates may acquire non-public information about one or more of such issuers and none of us, the dealer or our respective affiliates undertake to disclose any such information to you. In addition, we, the dealer or our respective affiliates from time to time have published and in the future may publish research reports with respect to such issuers. These research reports may or may not recommend that investors buy or hold the securities of such issuers. As a prospective purchaser of the notes, you should undertake an independent investigation of the underlier or of the issuers of the underlier stocks to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the notes.
We are not incorporating by reference the website of the underlier sponsor or any material it includes into this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the underlier will include any successor underlier to the underlier and references to the underlier sponsor will include any successor thereto.
Description of the Underlier
TOPIX (also referred to herein as the “underlier”), also known as the Tokyo Stock Price Index:
•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on July 1, 1969 with a base level of 100 as of January 4, 1968; and
•	is sponsored, calculated published and disseminated by JPX Market Innovation & Research, Inc., which we refer to as JPXI.
The underlier is a free-float adjusted market capitalization weighted index comprised of domestic common stocks listed on the Tokyo Stock Exchange (TSE) covering an extensive portion of the Japanese stock market. On April 4, 2022, JPXI began revisions to the underlier in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, Standard Market or Growth Market. Revisions to the underlier will be carried out in stages from October 2022 to January 2025. Prior to April 4, 2022, the underlier was comprised of all domestic common stocks listed on the First Section of the TSE. At that time, domestic stocks admitted to the TSE were assigned either to the TSE First Section, TSE Second Section, TSE Mothers, or JASDAQ (Standard and Growth). Additional information about the underlier (including the top ten constituent stocks and weights and sector weights) is available on the following website: jpx.co.jp/english/markets/indices/topix/. We are not incorporating by reference the website or any material it includes in this document.
Composition and Maintenance
As of April 4, 2022, the underlier was comprised of all domestic common stocks listed on the TSE First Section as of April 1, 2022 (the business day before the TSE market restructuring), excluding certain types of securities such as subscription warrant securities and preferred equity contribution securities. During the period from April 4, 2022 to January 31, 2025, constituent revisions will be carried out in stages as described further below.
Calculation
The underlier is a free-float adjusted market capitalization weighted index, which reflects movements in the market capitalization as measured from a base index value of 100 set on the base date of January 4, 1968. The discussion below describes the “price return” calculation of the underlier.

JPXI calculates the underlier by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value divided by the base market value. The resulting value is not expressed in Japanese yen but presented as a number of points, rounded to the nearest one hundredth. The formula for calculating the underlier value can be expressed as follows:
Index value = Base Index Value of 100 ×	Current free float adjusted market value
Base market value
The current free-float-adjusted market value is the sum of the products of the price times the number of free-float-adjusted shares for each constituent stock.
The number of free-float-adjusted shares for this calculation is the total number of listed shares multiplied by free-float weight ratio multiplied by the cap-adjustment ratio. The total number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ due to corporate actions. For example, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective. On the other hand, the number of listed shares for index calculation purposes will increase on the ex-rights date, leading these two numbers to be different.
Free-float weight is the percentage of listed shares deemed to be available for trading in the market, and is calculated by JPXI for each constituent stock. Free-float weight is calculated by subtracting the quotient of non-free-float shares divided by listed shares from one. Free-float weight is reviewed once a year in order to reflect the latest share ownership distribution. JPXI estimates non-free-float shares using published materials such as securities reports. JPXI generally considers the following to be non-free float shares: shares held by the top ten major shareholders (with certain exceptions), treasury stocks, shares with limited voting rights as specified in Article 308(1) of the Companies Act, shares held by board members and other directors, shares held by other listed companies for investment purposes other than pure investment, and other shares deemed by JPXI to be unavailable for trading in the market. Securities deemed to be held by individuals indicated in the section of the state of corporate governance, etc. in the securities report will not be included in the estimation of non-free-float shares. The timing of the yearly free-float-weight review varies according to when listed companies announce earnings. In addition to the yearly review, extraordinary reviews may be conducted for events JPXI expects will significantly affect the free-float weight. These events include third-party allotment, conversion of preferred shares or exercise of subscription warrants, demerger, merger/stock swap, take-over bid, and other events JPXI deems will significantly affect free-float weight.
The upper weighting limit for any one constituent of the underlier is 10%. If an issue's weight calculated by free-float adjusted market capitalization as of the last business day of every August is over the upper limit, a cap-adjustment ratio for adjustment of weight will be applied to said issue on the last business day of October. Even if the weight again exceeds the upper limit due to stock price movements or other reasons, the cap-adjustment ratio will not be changed until the last business day of the next October.
In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings, adjustments are made by JPXI to the base market value in order to maintain the continuity of the underlier.
The adjusted base market value will equal the old base market value multiplied by the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.
The adjustment amount for the foregoing calculation is the product of the change (the absolute value of the increase or decrease) in the number of shares used for index calculations times the price of the shares used for the adjustment.
Weighting Adjustments by Tradable Share Market Capitalization Criteria (only applicable from April 4, 2022 through January 31, 2025)
Designation of “phased weighting reduction constituents”
Of the constituents as of April 1, 2022, those that fall under both the following (a) and (b) will be designated as “phased weighting reduction constituents”:
First decision: The constituent’s tradable share market capitalization is less then JPY 10 billion as of the “Notice on Whether the Listed Company is Meeting the Continued Listing Criteria for New Market Segments”, which has a base date of June 30, 2021, and
Second decision: The constituent’s tradeable share market capitalization is less than JPY 10 billion at the end of the reporting period following the reporting period used in decision (a).
Any constituent applying for listing on the First Section through an initial listing (excluding technical listings) or section transfer after the “first set of revisions pertaining to cash equity market restructuring” were implemented on November 1, 2020 will not be subject to designation as a phased weighting reduction constituent based on tradable share market capitalization.
Adjustment to the weighting of phased weighting reduction constituents

The weighting of phased weighting reduction constituents will be reduced in 10 stages on the last business day of every quarter starting on the last business day of October 2022 (October 31, 2022), and these constituents will be removed from the index on the last business day of January 2025.
Said adjustments to the weighting of phased weighting reduction constituents will be calculated by multiplying the free-float weight by the transition factor (which will decrease from 1.0 to 0 in increments of 0.1).
In order to check whether there have been changes to the tradeable share market capitalization of each phased weighting reduction constituent, a re-evaluation will be conducted, using tradable share market capitalization as of the end of the reporting period following the reporting period used for the second decision in (i)(b).  If the tradable share market capitalization of a constituent has reached JPY 10 billion or more but the annual traded value ratio of said constituent has not reached 0.2 at this point, the transition factor will no longer decrease as of the fifth stage (it will stay at 0.6, the same as the fourth stage). If the tradable share market capitalization and the annual traded value ratio of a constituent have reached JPY 10 billion or more and 0.2 or more respectively at this point, the transition factor shall be increased to 1 in increments of 0.1 from the fifth stage and said constituent will be removed from the list of phased weighting reduction constituents. The traded value ratio used for the re-evaluation in (ii) is calculated using the sum of monthly traded value ratios from September 2022 to August 2023. The monthly traded value ratio shall be calculated as follows: (Median of daily traded value in trading sessions at TSE multiplied by the number of business days in the month) divided by the free-float adjusted market capitalization as of the last business day of the month before the transition factor was applied.

Transition Schedule
Transition Stage	Index Revision Date	Transition Factor
1st	Last business day of October 2022	x0.9
2nd	Last business day of January 2023	x0.8
3rd	Last business day of April 2023	x0.7
4th	Last business day of July 2023	x0.6
Re-evaluation
5th	Last business day of October 2023	x0.5
6th	Last business day of January 2024	x0.4
7th	Last business day of April 2024	x0.3
8th	Last business day of July 2024	x0.2
9th	Last business day of October 2024	x0.1
10th (removed from TOPIX)	Last business day of January 2025	x0

Non-Periodic Removal
Constituents which are delisted (excluding cases where the stock lists on another TSE market immediately), designated as securities to be delisted, or designated as securities on alert shall be removed.
If a constituent was designated as a security on alert as of the day of transition to the new market structure (April 4, 2022), said constituent was removed from the underlier on the last business day of April 2022.
Non-Periodic Inclusion
Stocks which carry out initial listings (excluding technical listings) on or transfer to the Prime Market will be included in the underlier on the last business day of the month following the month containing the listing date or transfer date.
In the event a constituent of the underlier is delisted due to a stock transfer, stock swap, merger for creating a new company or demerger, and the newly created, surviving or succeeding company is listed without delay, JPXI will add the new company to the index.
In the event a constituent of the underlier is delisted due to a stock swap or absorption-type merger, in which the surviving company or the parent company holding all shares of the constituent company is not a constituent of the underlier, then JPXI will add the surviving company or the parent company to the index.
For issues that are removed from the index due to designation as securities on alert, but have had said designation cancelled as of the last business day of August 2023, if the company meets the same criteria as for the re-evaluation in “Adjustment to the weighting of phased weighting reduction constituents” above (i.e., tradeable share market capitalization of JPY 10 billion or more and annual traded value ratio of 0.2 or more), said company shall be added to the underlier on the last business day of October 2023.

Dates of Constituent Inclusion and Removal

	Event	Adjustment Date	Stock Price Used for Adjustment
Inclusion	A company is to be newly listed on the Prime Market	Last business day of the month after such listing	Stock price at the end of trading on the business day before adjustment date
Inclusion
New listing of a newly formed company resulting from a corporate consolidation, stock transfer, stock swap, merger for creating a new company or demerger that results in a TOPIX constituent being delisted and the new company being included in TOPIX.
		New listing date. If the initial listing date falls on a holiday, it will be the following business day	Base price
Inclusion	Delisting of a TOPIX constituent due to a stock swap or an absorption-type merger with a surviving stock that is not a TOPIX constituent, and the surviving stock is included in TOPIX	Delisting date	Stock price at the end of trading on the business day before adjustment date
Inclusion	A company is to be transferred to the Prime Market	Last business day of the month after such change	Stock price at the end of trading on the business day before adjustment date
Removal
New listing of a newly formed company resulting from a corporate consolidation, stock transfer, stock swap, merger for creating a new company or demerger that results in a TOPIX constituent being delisted and the new company being included in TOPIX.
Listing date of the newly formed company (normally two business days following delisting date)
Stock price at the end of trading on the business day before the delisting date. The stock price at the end of trading on the business day before the delisting date is used to calculate TOPIX for the period from the delisting date to the removal date.

Removal	A constituent is to be delisted due to a reason other than as described in the preceding scenario	Delisting date	Stock price at the end of trading on the business day before adjustment date
Removal	A constituent’s securities are designated to be delisted or designated as a security on alert	Four business days after designation. If the designation date falls on a holiday, it will be the next business day.	Stock price at the end of trading on the business day before adjustment date

Change in the Number of Shares
Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.
Event	Adjustment Date	Stock Price Used for Adjustment
Change of free-float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Capital increase through allotment to shareholders	Ex-rights date	Payment price per share
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Rights offering (limited to case where the allotted subscription warrant securities are listed; the case where the allotted subscription warrant securities are not listed is treated as “Exercise of subscription warrants”)
	Ex-rights date	Payment price per share
Offering for sale of shares held by the Japanese government (Nippon Telegraph, Telephone and Japan Tobacco and Japan Post Holdings only)	Date determined by JPXI (generally the delivery date)	Stock price at the end of trading on the business day before adjustment date
Demerger (absorption-type)	Listing change date (the effective date)	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date

No adjustments will be made to the base market value in the case of a stock split, reverse stock split, or gratis allotment of shares (limited to cases where treasury stock is allotted).
Retroactive adjustments will not be made to revise the figures of the index that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

Market Disruption
If trading in a certain constituent is halted, JPXI regards the constituent’s share price for purposes of calculating the underlier to be unchanged. Where an event that is not specified in the rules of the underlier occurs, or if JPXI decides that it is impossible to use its existing methods to calculate the underlier, JPXI may use an alternate method of index calculation as it deems valid.
License Agreement
We expect to enter into a license agreement with JPXI, in exchange for a fee, whereby we will be permitted to use the underlier in connection with the offer and sale of the notes. We are not affiliated with JPXI; the only relationship between JPXI and us is the licensing of the use of the underlier and trademarks relating to the underlier.
The notes are not sponsored, endorsed or promoted by JPXI. No inference should be drawn from the information contained in this document that JPXI makes any representation or warranty, implied or express, to us., any holder of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the underlier to track general stock market performance.
JPXI determines, composes and calculates the underlier without regard to the notes. JPXI has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating TOPIX. JPXI is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the notes payable at the stated maturity date. JPXI has no obligation or liability in connection with the administration, marketing or trading of the notes.
Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of the underlier or any successor index. JPXI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the underlier or the manner in which the underlier is applied in determining any initial index level or final index level or any amount payable upon maturity of the notes.
TOPIX Index Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to the underlier such as calculation, publication and use of TOPIX Index Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Index Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Index Value and TOPIX Marks or as to the figure at which TOPIX Index Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Index Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Index Value. No securities are in any way sponsored, endorsed or promoted by JPXI.  JPXI shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of TOPIX Index Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the notes.

Historical Performance of the Underlier
The closing levels of the underlier have fluctuated in the past and may experience significant fluctuations in the future. Any historical upward or downward trend in the closing levels of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of the notes.
The historical levels of the underlier are provided for informational purposes only. You should not take the historical levels of the underlier as an indication of its future performance. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the original issue price at maturity. Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier. Moreover, in light of current market conditions, the trends reflected in the historical performance of the underlier may be less likely to be indicative of the performance of the underlier over the term of the notes than would otherwise have been the case. The actual performance of the underlier over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.
The graph below shows the daily historical closing levels of the underlier from May 23, 2013 through May 23, 2023. We obtained the closing levels of the underlier listed in the graph below from Bloomberg Financial Services, without independent verification.
Historical Performance of the TOPIX® Index

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement and it supersedes the discussion of U.S. federal income taxation in the accompanying product prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. This discussion applies only to holders that will purchase the notes upon original issuance and will hold the notes as capital assets for U.S. federal income tax purposes. Further, this discussion does not address the tax consequences applicable to any holders under section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We intend to take the position that the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period and adjustments in respect of the notes will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount ("OID") on a hypothetical noncontingent debt instrument with that projected payment schedule. Under these rules, you will be required to include amounts in income during the term of the notes, although we will not make any payments on the notes until maturity.
This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) including the level of subordination, term, timing of payment and general market conditions, but excluding any adjustments for riskiness of the contingencies or liquidity of the notes, and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield.  This projected payment schedule and comparable yield are constructed solely for tax purposes, and does not constitute a representation of the amount of contingent payments (if any) that we will make on the notes.
The amount of interest that you will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments.  Any net differences between actual payments received by a holder on a Note in a taxable year and the projected amounts of those payments will be accounted for as additional interest (in the case of a net positive adjustment) or as an offset to interest income in respect of the notes (in the case of a net negative adjustment), for that taxable year. If the net negative adjustment for a taxable year exceeds the amount of interest on the notes for that year, the excess will be treated as an ordinary loss in that year, but only to the extent the holder's total interest inclusions on the notes exceed the total amount of any ordinary loss in respect of the notes claimed by the U.S. holder under this rule in prior taxable years. Any net negative adjustment that is not allowed as an ordinary loss for the taxable year is carried forward to the next taxable year, and is taken into account in determining whether the U.S. holder has a net positive or negative adjustment for that year. Any net negative adjustment that is carried forward to a taxable year in which a holder sells or taxably disposes of the notes reduces the holder's amount realized on the sale or other taxable disposition.
The following table is based upon a projected payment schedule (including estimates of the annual interest payments) and a comparable yield equal to 5.30% per annum (compounded semi-annually). The comparable yield is our estimate of the comparable yield based on market conditions as of the trade date. It has been determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes based on the issue date and the maturity date set forth above. This tax accrual table is based upon a projected payment schedule per $1,000 principal amount of the notes, which would consist of estimates of the annual interest payments and a repayment of $1,110.04 at maturity. The following table was prepared for tax purposes only, and we make no representations or predictions as to what the actual payments will be.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount of the Notes)
May 31, 2023 through December 31, 2023	$31.21	$31.21
January 1, 2024 through December 31, 2024	$55.41	$86.62
January 1, 2025 through May 28, 2025	$23.42	$110.04
You will be required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. The comparable yield and projected payment schedule is not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.
The adjusted issue price of the notes will equal the notes’ original offering price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment debt instruments). Special rules apply in determining interest accruals for a U.S. holder that purchases the notes for an amount that differs from the note's adjusted issue price at the time of the purchase and such holders are urged to consult with their tax advisor.
Special rules apply if one or more contingent payments become fixed prior to maturity.  If all remaining contingent payments become fixed substantially contemporaneously, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your notes over the remaining term for the notes in a reasonable manner. If one or more (but not all) contingent payments become fixed more than six months prior to the relevant payment date, applicable Treasury regulation provide that you should account for the difference between the original projected payments and the fixed payments by making an adjustment equal to the difference between the present value of the amount that is fixed and the projected amount of the contingent payment by discounting each amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield on the debt instrument. Additionally, the projected payment schedule is modified prospectively to reflect the fixed amount of the payment. You should consult your tax advisor regarding the application of these rules.
You will recognize gain or loss on the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid to acquire the notes, increased by the amount of interest income you have previously accrued in respect of the notes (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments in respect of the notes through the date of the sale or exchange. The rules for determining the adjusted basis for holders who acquire the notes at a price other than the adjusted issue price are complex, such holders should consult their tax advisors for assistance in determining their adjusted basis in the notes.
Any gain you recognize on the sale or maturity of the notes generally will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and thereafter, capital loss. The deductibility of capital losses is limited.
Backup Withholding and Information Reporting. Payments made with respect to the notes and proceeds from the sale of the notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service (“IRS”) or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the notes. You are a non-U.S. holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as discussed below, payments made to a non-U.S. holder, and any gain realized on the sale or maturity of the notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025.  Royal Bank has determined that non-U.S. holders should not be subject to withholding under Section 871(m) of the Code on payments under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlier or the notes (for example, upon the underlier rebalancing), and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlier or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or otherwise complies with the legislation.  In addition, the notes may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends.  The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.  If we (or the applicable withholding agent) determine withholding is appropriate with respect to the notes, tax will be withheld at the applicable statutory rate, and we (or the applicable withholding agent) will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the notes will be significantly less than what you would have otherwise received. Depending on your circumstances, amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We have agreed to sell to RBCCM, and RBCCM has agreed to purchase from us, the principal amount of the notes specified, at the price specified, on the cover page of this pricing supplement. RBCCM has informed us that, as part of its distribution of the notes, it will reoffer them at a purchase price equal to 98.50% of the principal amount to one or more other dealers who will sell them to their customers. A fee will also be paid to SIMON Markets LLC, a broker-dealer with no affiliation with us, for providing certain electronic platform services with respect to this offering. An affiliate of Goldman Sachs & Co. LLC, which is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest in SIMON Markets, LLC. In the future, RBCCM or one of its affiliates, may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution―Conflicts of Interest” in the accompanying prospectus.
We will deliver the notes against payment therefor in New York, New York on May 31, 2023, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.
RBCCM may use this pricing supplement in the initial sale of the notes. In addition, RBCCM or any other affiliate of Royal Bank of Canada may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless

RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
RBCCM or another of our affiliates may make a market in the notes after the trade date; however, it is not obligated to do so. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which RBCCM may repurchase the notes may be higher than their estimated value at that time. This is because the estimated value of the notes will not include the underwriting discount or our hedging costs and profits; however, the price at which RBCCM may repurchase the notes during that period may initially be a higher amount, reflecting the addition of a portion of the underwriting discount and our estimated costs and profits from hedging the notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which RBCCM would be willing to purchase the notes at that time, and could be lower than RBCCM’s price.
STRUCTURING THE NOTES
The notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the underwriting discount and the fees and expenses associated with structured notes, reduced the initial estimated value of the notes at the time their terms were set.
In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the notes. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-14 of the accompanying product prospectus supplement PB-1.
The lower implied borrowing rate, the underwriting discount and the hedging-related costs relating to the notes reduced the economic terms of the notes to you and resulted in the initial estimated value for the notes on the trade date being less than their original issue price. See “Risk Factors—Risks Relating to the Initial Estimated Value of the Notes—Our Initial Estimated Value of the Notes Is Less than the Original Issue Price.”
TERMS INCORPORATED IN THE MASTER NOTE
All of the terms appearing in the section “Summary Information,” including the items captioned “calculation agent” in this pricing supplement, the terms appearing under the caption “General Terms of the Notes—Defeasance, Default Amount, Other Terms,” the terms appearing under the caption “—Payment of Additional Amounts,” the terms appearing under the captions “—Unavailability of the Level of the Underlier,” “—Market Disruption Events,” and “— Default Amount on Acceleration” in the product prospectus supplement PB-1 and the applicable terms included in the Series I MTN prospectus supplement, dated September 14, 2021 and the prospectus, dated September 14, 2021 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of ours in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of ours, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to our Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on us and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to our Form 6-K dated September 14, 2021.

TABLE OF CONTENTS
Pricing Supplement
Summary Information	PS-2
Hypothetical Examples	PS-4
Additional Risk Factors Specific to Your Notes	PS-7
The Underlier	PS-14
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-22
Supplemental Plan of Distribution (Conflicts of Interest)	PS-24
Structuring the Notes	PS-25
Terms Incorporated in the Master Note	PS-25
Validity of the Notes	PS-25

Product Prospectus Supplement PB-1 dated September 14, 2021

Summary	PS-1
Risk Factors	PS-3
General Terms of the Notes	PS-4
Hypothetical Returns on Your Notes	PS-13
Use of Proceeds and Hedging	PS-14
Historical Underlier Information	PS-15
Supplemental Discussion of Canadian Tax Consequences	PS-16
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-17
Supplemental Plan of Distribution	PS-22

Prospectus Supplement dated September 14, 2021

About This Prospectus Supplement	i
Risk Factors	S-2
Use of Proceeds	S-14
Description of the Notes We May Offer	S-14
Certain Income Tax Consequences	S-38
Supplemental Plan of Distribution	S-42
Documents Filed as Part of the Registration Statement	S-44

Prospectus dated September 14, 2021

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	ii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	1
Use of Proceeds	2
Consolidated Capitalization and Indebtedness	3
Description of Debt Securities	4
Description of Common Shares	22
Description of First Preferred Shares	24
Description of Warrants	26
Non-Viability Contingent Capital Provisions	34
Ownership and Book-Entry Issuance	35
Tax Consequences	41
Plan of Distribution	55
Conflicts of Interest	57
Benefit Plan Investor Considerations	58
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	59
Validity of Securities	59
Experts	60
Other Expenses of Issuance and Distribution	60
We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product prospectus supplement PB-1, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its respective date.

$2,302,000

Royal Bank of Canada

TOPIX® Index-Linked Notes, due May 28,
2025

RBC Capital Markets, LLC